EXHIBIT 10.4

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on July 15, 2020 and is effective as of July 15, 2020 (the “Effective Date”), by and between InnerWorkings, Inc., a Delaware corporation (the “Company”), and Oren B. Azar (“Executive”). This Agreement amends and restates in its entirety the Prior Agreement (as defined below) effective as of the Effective Date.

WITNESSETH:

WHEREAS, the Company and Executive entered into an Employment Agreement on October 16, 2018 (the “Prior Agreement”); and

WHEREAS, the Company desires to continue to employ Executive in the role of Executive Vice President, General Counsel and Corporate Secretary pursuant to the terms and conditions set forth in this Agreement; and

WHEREAS, Executive is willing and able to render such services to the Company and desires to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.    Employment; Position and Duties. From and after the Effective Date, Executive shall continue to be employed by the Company as the Executive Vice President, General Counsel and Corporate Secretary of the Company. Executive will report directly to the Chief Executive Officer of the Company. In this capacity, Executive agrees to devote his full time, energy and skill to the faithful performance of his duties herein, and shall perform the duties and carry out the responsibilities assigned to him to the best of his ability and in a diligent, businesslike and efficient manner. Executive’s duties shall include all those duties customarily performed by a general counsel at a company similar to the Company, as well as those additional duties that may be reasonably assigned by the Chief Executive Officer or the Company’s Board of Directors (the “Board”). Executive shall comply with any policies and procedures established for Company employees, including, without limitation, those policies and procedures contained in the Company’s employee handbook.

2.    Term of Employment. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue until and shall expire on the first anniversary of the Effective Date, as may be extended in accordance with this Section 2 and unless terminated earlier by either party, in accordance with the terms of this Agreement. The Term shall be extended automatically without further action by either party by one (1) additional year (added to the end of the Term), and then on each succeeding annual anniversary thereafter, unless either party shall have given written notice to the other party prior to the date that is ninety (90) calendar days prior to the date which such extension would otherwise have become effective electing not to further extend the Term, in which case Executive’s employment shall terminate on the date upon which the extension would otherwise have become effective, unless earlier terminated in accordance with this Agreement. This Agreement may be terminated by Executive or by the Chief Executive

Officer or the Board, with or without Cause (as defined below). Upon the termination of Executive’s employment with the Company for any reason, neither party shall have any further obligation or liability under this Agreement to the other party, except as set forth in Sections 4, 5, 6, 7, 8, 9, 15, 16 and 17 of this Agreement. Non-renewal of the Term by the Company shall be treated for all purposes under this Agreement as a termination of Executive’s employment without Cause.

3.    Compensation. Executive shall be compensated by the Company for his services as follows:

(a)    Base Salary. During the Term, Executive shall be paid a base salary (“Base Salary”) of $29,166.67 per month (or $350,000 on an annualized basis), subject to applicable withholdings, in accordance with the Company’s normal payroll procedures. Executive’s Base Salary shall be reviewed on an annual basis for possible increase (but not decrease) based on the Company’s operating results and financial condition, salaries paid to other Company executives, and general marketplace and other applicable considerations. Such increased Base Salary, if any, shall then constitute Executive’s “Base Salary” for purposes of this Agreement.

(b)    Benefits. During the Term, Executive shall have the right, on the same basis as other members of senior management of the Company, to participate in and to receive benefits under any of the Company’s employee benefit plans, insurance programs and/or indemnification agreements, as may be in effect from time to time, subject to any applicable waiting periods and other restrictions. In addition, Executive shall be entitled to the benefits afforded to other members of the senior executive team under the Company’s vacation, holiday and business expense reimbursement policies (all such benefits, the “Benefits”).

(c)    Bonuses. In addition to the Base Salary, Executive shall be eligible to receive an annual cash bonus at a target of not less than sixty percent (60%) of his Base Salary (the “Performance Bonus”). The Performance Bonus shall be a discretionary bonus, determined in the sole discretion of the Board or the Compensation Committee thereof, based upon Executive’s performance of his duties and the Company’s financial performance, as well as certain performance targets that are approved by the Compensation Committee. The Company will pay Executive’s Performance Bonus each year at the same time as annual performance bonus payments for such year (if any) are made to other participants with respect to such fiscal year, and in any event, within the two and one half (2 1⁄2) months following the end of the year in which the Performance Bonus is earned. The Performance Bonus is intended to qualify for the short-term deferral exception to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(d)    Long-Term Incentive Awards. During the Term, Executive shall be eligible to receive, on substantially the same basis as the long-term incentive awards granted to other senior executives of the Company, annual long-term incentive awards under and pursuant to the InnerWorkings, Inc. 2020 Omnibus Incentive Plan, or any successor plan thereto (the “Stock Incentive Plan”), with a targeted grant date value of eighty percent (80%) of his Base Salary, subject to adjustment by the Compensation Committee of the Board in its sole discretion.

(e)    Incentive Compensation Recoupment. Any incentive compensation payable pursuant to this Agreement shall be subject to any compensation recovery and/or recoupment policy adopted by the Company to comply with applicable law, including, without limitation, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices, as such policies may be adopted and/or amended from time to time.

4.    Benefits Upon Termination.

(a)    Termination for Cause or Termination for Other than Good Reason. In the event of the termination of Executive’s employment by the Company for Cause (as defined below), the termination of Executive’s employment by reason of his death or Disability (as defined in the Stock Incentive Plan), or the termination of Executive’s employment by Executive for any reason other than Good Reason (as defined below), Executive shall be entitled to no further compensation or benefits from the Company following the date of termination, except the Accrued Obligations, which Accrued Obligations shall be paid to Executive within thirty (30) calendar days following the date of termination.

For purposes of this Agreement, Executive’s “Accrued Obligations” include, to the extent not theretofore paid: (i) Executive’s Base Salary earned through the date of termination; (ii) Executive’s Benefits, vested or earned through the date of termination; (iii) Executive’s Performance Bonus for the fiscal year immediately preceding the fiscal year in which the date of termination occurs if such award has been earned but has not been paid as of the date of termination; (iv) Executive’s vested restricted stock, stock options or other long-term or equity-based incentive compensation; and (v) Executive’s business expenses that have not been reimbursed by the Company as of the date of termination that were incurred by Executive prior to the date of termination in accordance with the applicable Company policy.

For purposes of this Agreement, a termination for “Cause” occurs if Executive’s employment is terminated by the Company for any of the following reasons: (A) theft, dishonesty, or falsification of any employment or Company records by Executive; (B) the determination by the Board that Executive has committed an act or acts constituting a felony or any act involving moral turpitude; (C) the determination by the Board that Executive has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company’s reputation or business; or (D) the continuing material breach by Executive of any provision of this Agreement after receipt of written notice of such breach from the Board and a reasonable opportunity to cure such breach.

For purposes of this Agreement, a termination by Executive shall be for “Good Reason” if Executive terminates his employment for any of the following reasons: (1) the Company materially reduces Executive’s duties or authority below, or assigns Executive duties that are materially inconsistent with, the duties and authority contemplated by Section 1 of this Agreement; (2) the Company requires Executive to relocate his office more than one hundred (100) miles from the current office of the Company without his consent; or (3) the Company has breached any provision of this Agreement, including but not limited to, the provisions relating to the payment or providing of compensation and Benefits in accordance with Section 3 above; provided, however, that such termination of employment shall not be considered for “Good Reason” unless (i) Executive provides written notice containing the details of such reasons to the Company within ninety (90)

days after its initial occurrence, (ii) the Company fails to cure such reasons within thirty (30) days after its receipt of such notice (the “Cure Period”) and (iii) Executive resigns his employment with the Company within two (2) years after the initial occurrence of the reason.

(b)    Termination Without Cause or Termination for Good Reason. Each of the Company and Executive is free to terminate this Agreement, and Executive’s employment with the Company, at any time, for any reason, in its or Executive’s absolute sole discretion. Except as otherwise provided in Section 4(c) of this Agreement, if Executive’s employment is terminated by the Company for any reason other than (1) for Cause or (2) by reason of his death or Disability, or if Executive’s employment is terminated by Executive for Good Reason, Executive shall be entitled to:

(i)    receive an amount equal to the sum of Executive’s annual rate of Base Salary as in effect on the date of termination and Executive’s target annual Performance Bonus for the fiscal year in which the date of termination occurs, less applicable withholdings, with such amount payable in a single lump sum cash payment within thirty (30) days following the date of termination (or, with respect to the portion thereof, if any, that the Company reasonably determines would be subject to Section 409A of the Code under the terms of the Prior Agreement, payable at the time and in the form set forth in the Prior Agreement);

(ii)    immediate vesting of all outstanding equity-based awards that would otherwise have vested based solely on the passage of time if Executive’s employment had continued for a period of twelve (12) months following the termination thereof;

(iii)    with respect to equity-based awards that would otherwise have vested based on performance, Executive shall vest in the portion of such award (which shall not exceed 100% of such award) to which Executive would have been entitled had Executive remained employed until the last day of the applicable performance period, multiplied by a fraction, the numerator of which shall be the number of full calendar months elapsed during the performance period through the date Executive’s employment terminated, plus twelve (12) additional months, and the denominator of which shall be the total number of months in the applicable performance period, which awards shall vest and be paid, if and to the extent that the applicable performance conditions are met, at the same time and in the same manner as though Executive had remained employed by the Company;

(iv)    receive, in lieu of any annual Performance Bonus for the year in which such termination occurs, an amount equal to (A) Executive’s target annual Performance Bonus for the fiscal year in which the date of termination occurs, multiplied by (B) a fraction, the numerator of which is the number of days Executive was employed in the year in which such termination occurs and the denominator of which is the total number of days in the year in which such termination occurs, less applicable withholdings, with such amount payable in a single lump sum within thirty (30) days following the date of termination;

(v)    if Executive timely elects to receive continued coverage under the Company’s group health care plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will continue to pay the employer portion of applicable premium payments for Executive’s and his eligible dependents’ continued COBRA coverage under such plan (as in effect or amended from time to time) (the “COBRA Subsidy”) until the earlier of: (I) twelve (12) months following the effective date of Executive’s termination of employment, or (II) the date upon which Executive obtains or becomes eligible for other health care coverage from a new employer or otherwise (such period referred to as the “COBRA Subsidy Period”). Executive shall promptly inform the Company in writing when he obtains or becomes eligible for any such other health care coverage. Executive shall be responsible for paying a share of such COBRA premiums during the COBRA Subsidy Period at active employee rates as in effect from time to time, and shall be responsible for the full unsubsidized costs of such COBRA coverage thereafter. Executive will be deemed to receive income attributable to the COBRA Subsidy and shall be responsible for any and all applicable tax liability arising from such benefit; and

(vi)    the Accrued Obligations.

(c)    Qualifying Termination. Upon the occurrence of a Qualifying Termination (as defined below), Executive shall, in addition to the benefits set forth in Section 4(b), be entitled to receive immediate vesting of all outstanding equity-based awards (including immediate vesting at the target level of performance for equity-based awards that would otherwise vest based on performance).

(i)    For purposes of this Agreement, a “Qualifying Termination” means a termination of Executive’s employment within ninety (90) calendar days prior to or twenty-four (24) months following the consummation of a Change in Control (as defined in the Stock Incentive Plan) as a result of Executive’s (A) resignation for Good Reason or (B) termination by the Company without Cause. For the avoidance of doubt, Executive shall be determined to have experienced a material reduction of his duties or authority giving rise to grounds for resignation for Good Reason if all of the following occur: (x) a Change in Control is consummated, (y) within the twenty-four (24) months following the consummation of a Change in Control, Executive is no longer the Executive Vice President, General Counsel and Corporate Secretary of (or serving in a substantially equivalent executive officer role at) the top-most parent company resulting from the Change in Control, and (z) Executive’s position as Executive Vice President, General Counsel and Corporate Secretary was not terminated by Executive other than for Good Reason or by the Company for Cause.

(ii)    Notwithstanding the foregoing and notwithstanding any less favorable or contrary treatment in an award agreement or other grant documentation with respect to equity-based awards, the vesting of all equity-based awards that are not assumed by a successor company or exchanged for a replacement award on no less favorable economic terms will be fully accelerated as of the effective date of the Change in Control (including immediate vesting at the target level of performance for equity-based awards that would otherwise vest based on performance), and such equity-based awards shall be paid to Executive within thirty (30) calendar days after the effective date of the Change in Control.

(d)    Supplemental Change in Control Severance Benefit. If Executive’s employment is terminated by the Company within twelve (12) months following the consummation of a Change in Control (as defined in the Stock Incentive Plan) for any reason other than (1) for Cause or (2) by reason of his death or Disability, Executive shall be entitled to receive, in addition to the benefits set forth in Section 4(b) and Section 4(c), an amount equal to $150,000, less applicable withholdings, with such amount payable in a single lump sum cash payment within thirty (30) days following the date of termination.

(e)    Release. Notwithstanding anything to the contrary herein, no payments shall be paid (or benefits shall become due to Executive) under Sections 4(b)(i), (ii), (iii), (iv), (v), 4(c) or 4(d) unless and until Executive executes and delivers a general release and waiver of claims against the Company (the “Release”) (and any revocation period expires) by the Release Deadline, acknowledging Executive’s obligations under Sections 5 and 6 below, and in a form prescribed by the Company; provided, that such Release shall not require Executive to release any rights to Accrued Obligations, rights under the Indemnification Provisions (as defined below), or under this Agreement, and the execution of such Release shall be a condition to Executive’s rights under Sections 4(b)(i), (ii), (iii), (iv), (v), 4(c) or 4(d). The “Release Deadline” means the date that is sixty (60) calendar days after Executive’s separation from service. Payment of any amount that is not exempt from Section 409A of the Code and that is conditioned upon the execution of the Release shall be delayed until the Release Deadline, irrespective of when Executive executes the Release; provided, however, that where Executive’s separation from service and the Release Deadline occur within the same calendar year, the payment may be made up to thirty (30) calendar days prior to the Release Deadline, and provided further that where Executive’s separation from service and the Release Deadline occur in two separate calendar years, payment may not be made before the later of January 1 of the second year or the date that is thirty (30) calendar days prior to the Release Deadline. In addition, if Section 409A of the Code requires that a payment hereunder may not commence for a period of six (6) months following termination of employment, then such payments shall be withheld by the Company and paid as soon as permissible, along with such other monthly payments then due and payable.

(f)    Recoupment. Notwithstanding anything to the contrary herein, the Company may, in its sole and absolute discretion, in the event of Executive’s breach of Executive’s obligations under Section 6(a), regardless of whether such event happened prior to or following the date of termination: (i) terminate the right of Executive to receive the amount due to Executive under Section 4(b)(i), Section 4(b)(iv) or Section 4(d), to the extent such amount has not been paid; and (ii) seek the recoupment of any amounts paid to Executive under Section 4(b)(i), Section 4(b)(iv) or Section 4(d), including through exercise rights of set-off, forfeiture or cancellation, to the full extent permitted by law and Section 409A of the Code, with respect to any other awards, benefits or payments otherwise due Executive from the Company, to the extent the Company in its sole discretion deems appropriate after considering the relevant facts and circumstances. Any termination and/or recoupment of Executive’s payments and benefits under this Section 4(f) shall be in addition and without prejudice to any other remedies that the Company might elect to assert.

5.    Employee Inventions and Proprietary Rights Assignment Agreement. Executive agrees to abide by the terms and conditions of the Company’s standard Employee Inventions and Proprietary Rights Assignment Agreement as executed by Executive and attached hereto as Exhibit A.

6.    Restrictive Covenants.

(a)    Covenants Not to Compete or Solicit. During Executive’s employment and for a period of two (2) years following the termination of Executive’s employment for any reason, Executive shall not, anywhere in the Geographic Area (as defined below), other than on behalf of the Company or with the prior written consent of the Company, directly or indirectly:

(i)    perform “services” (as defined below) for (in any capacity, including, without limitation, as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), have any ownership interest in (except for passive ownership of five percent (5%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended), or participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in a “competing business purpose” (as defined below);

(ii)    induce or attempt to induce any customer, potential customer, supplier, licensee, licensor or business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any customer, potential customer, supplier, licensee, licensor or business relation of the Company or solicit the business of any customer or potential customer of the Company, whether or not Executive had personal contact with such entity; and

(iii)    solicit, encourage, hire or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any employee or independent contractor of the Company or any subsidiary of the Company to terminate his or her employment or relationship with the Company or any subsidiary of the Company, other than in the discharge of his duties as an officer of the Company.

For purposes of this Agreement, (A) “Geographic Area” shall mean the United States of America, (B) “services” shall mean services of the type conducted, authorized, offered, or provided by Executive on behalf of the Company during the two (2) years prior to the termination of Executive’s employment with the Company, and (C) “competing business purpose” shall mean the sale or provision of any marketing or printed materials, items, or other products or services that are competitive with in any manner the products or services sold or offered by the Company during the Term.

(b)    Confidentiality. Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliates, and their respective businesses, employees, suppliers or customers, which shall have been obtained by Executive during Executive’s employment by the Company and which shall not be or become public knowledge (“Confidential Information”). During the Term and after termination of Executive’s employment with the Company, Executive shall not, without the prior written consent of the Company or as otherwise may be required by law or legal process (provided, that Executive shall give the Company reasonable notice of such process, and the ability to contest it) or as may be necessary, in Executive’s reasonable discretion, to discharge his duties to the Company, communicate or divulge any Confidential Information to anyone other than the Company and those designated by it. Notwithstanding the above, this Agreement shall not prevent Executive from revealing evidence of criminal wrongdoing to law enforcement or prohibit Executive from divulging Confidential Information by order of court or agency of competent jurisdiction, or from making other disclosures that are protected under the provisions of law or regulation. Nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosure.

Executive acknowledges and agrees that the Company has provided Executive with written notice below that the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), provides an immunity for the disclosure of a trade secret to report suspected violations of law and/or in an anti-retaliation lawsuit, as follows:

(i)    IMMUNITY. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(ii)    USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(c)    Enforcement. The covenants contained in this Section 6 shall be construed as a series of separate covenants, one for each county, city, state, or any similar subdivision in any Geographic Area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding sections. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 6 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law, including, without limitation, to take into account any applicable administrative or professional rules. If

Executive breaches any of the restrictions set forth in this Section 6 and the Company commences a legal proceeding in connection therewith, the time period applicable to each such restriction shall be tolled and extended for a period of time equal to the period of time during which Executive is determined by a court of competent jurisdiction to be in non-compliance or breach (not to exceed the duration set forth in the applicable restriction) commencing on the date of such determination.

7.    Equitable Remedies. Executive acknowledges and agrees that the agreements and covenants set forth in Sections 5 and 6 are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Executive breaches any of the terms of said covenants, and that in the event of Executive’s actual or threatened breach of any such covenants, the Company will have no adequate remedy at law. Executive accordingly agrees that, in the event of any actual or threatened breach by Executive of any of said covenants, the Company will be entitled to seek immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing in this Section 7 will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.

8.    Dispute Resolution. In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Executive and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Chicago, Illinois in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect (and not as they may be modified in the future). Executive acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute. Notwithstanding the foregoing, this arbitration provision shall not apply to any disputes or claims relating to or arising out of (i) the misuse or misappropriation of trade secrets or proprietary information or (ii) the breach of any non-competition, non-solicitation or confidentiality covenants.

9.    Governing Law. This Agreement has been executed in the State of Illinois, and Executive and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of Illinois, without regard to its conflicts of laws principles.

10.    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, provided that such successor or assignee is the successor to substantially all of the assets of the Company, or a majority of its then outstanding shares of common stock, and that such successor or assignee assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law. In view of the personal nature of the services to be performed under this Agreement by Executive, he shall not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as otherwise noted herein.

11.    Entire Agreement. This Agreement, including its attached Exhibit A, constitutes the entire employment agreement between Executive and the Company regarding the terms and conditions of his employment. This Agreement supersedes all prior negotiations, representations or agreements between Executive and the Company, whether written or oral, concerning Executive’s employment, including, without limitation, the Prior Agreement.

12.    No Conflict. Executive represents and warrants to the Company that neither his entry into this Agreement nor his performance of his obligations hereunder will conflict with or result in a breach of the terms, conditions or provisions of any other agreement or obligation to which Executive is a party or by which Executive is bound, including without limitation, any noncompetition or confidentiality agreement previously entered into by Executive.

13.    Validity. Except as otherwise provided in Section 6, above, if any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

14.    Modification. This Agreement may not be modified or amended except by a written agreement signed by Executive and the Company.

15.    Code Section 409A. This Agreement is intended to comply with Section 409A of the Code, and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in kind distributions, and shall be administered accordingly. Executive hereby agrees that the Company may, without further consent from Executive, make the minimum changes to this Agreement as may be necessary or appropriate to avoid the imposition of additional taxes or penalties on Executive pursuant to Section 409A of the Code. The Company cannot guarantee that the payments and benefits that may be paid or provided pursuant to this Agreement will satisfy all applicable provisions of Section 409A of the Code. In the case of any reimbursement payment that is required to be made promptly under this Agreement, such payment will be made in all instances no later than December 31 of the calendar year following the calendar year in which the obligation to make such reimbursement arises. For purposes of Section 409A of the Code, Executive’s right to receive installment payments pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments. To the extent that reimbursements or other in-kind benefits under this letter constitute nonqualified deferred compensation, (x) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (y) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (z) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Notwithstanding the foregoing, if any payments or benefits under this Agreement become subject to Section 409A of the Code, then for the purpose of complying therewith, to the extent such payments or benefits do not satisfy the separation pay exemption described in Treasury Regulation § 1.409A-1(b)(9)(iii) or any other exemption available under Section 409A of the Code (the “Non-Exempt Payments”), if Executive is a specified employee as described in Treasury Regulation § 1.409A-1(i) on the date of termination, any amount of such Non-Exempt Payments that would be paid prior to the six (6) month anniversary of the date of termination shall instead be accumulated and paid to Executive in a lump sum payment within five (5) business days after such six (6) month anniversary. A termination of employment shall be deemed to occur only if it is a “separation from service” as such term is defined under Section 409A of the Code, and references to “termination,” “termination of employment,” or like terms shall mean a “separation from service.”

16.    Adjustments Due to Excise Tax.

(a)    If it is determined that any amount or benefit to be paid or payable to Executive under this Agreement or otherwise in conjunction with his employment (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in conjunction with his employment) would give rise to liability of Executive for the excise tax imposed by Section 4999 of the Code, as amended from time to time, or any successor provision (the “Excise Tax”), then the amount or benefits payable to Executive (the total value of such amounts or benefits, the “Payments”) shall be reduced by the Company to the extent necessary so that no portion of the Payments to Executive is subject to the Excise Tax. Such reduction shall only be made if the net amount of the Payments, as so reduced (and after deduction of applicable federal, state, and local income and payroll taxes on such reduced Payments other than the Excise Tax (collectively, the “Deductions”) is greater than the excess of (1) the net amount of the Payments, without reduction (but after making the Deductions) over (2) the amount of Excise Tax to which Executive would be subject in respect of such Payments. In the event Payments are required to be reduced pursuant to this Section 16(a), Executive shall designate the order in which such amounts or benefits shall be reduced in a manner consistent with Section 409A of the Code.

(b)    The independent public accounting firm serving as the Company’s auditing firm, or such other accounting firm, law firm or professional consulting services provider of national reputation and experience reasonably acceptable to the Company and Executive (the “Accountants”) shall make in writing in good faith all calculations and determinations under this Section 16, including the assumptions to be used in arriving at any calculations. For purposes of making the calculations and determinations under this Section 16, the Accountants and each other party may make reasonable assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and Executive shall furnish to the Accountants and each other such information and documents as the Accountants and each other may reasonably request to make the calculations and determinations under this Section 16. The Company shall bear all costs the Accountants incur in connection with any calculations contemplated hereby.

17.    Indemnification. To the fullest extent permitted by the indemnification provisions of the laws of the state or jurisdiction of the Company, as applicable, in effect from time to time, and subject to the conditions thereof, the Company shall:

(a)    indemnify Executive against all liabilities and reasonable expenses that Executive may incur in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal or administrative, or investigative and whether formal or informal, because Executive is or was an officer or director of or service provider to the Company or any of its affiliates provided, however, that Executive shall have acted in good faith and in a manner that Executive reasonably believed to be in the best interests of the Company; and

(b)     pay for or reimburse the reasonable expenses upon submission of appropriate documentation incurred by Executive in the defense of any proceeding to which Executive is a party because Executive is or was an officer or director of or service provider to the

Company or any of its affiliates, including an advancement of such expenses to the extent permitted by applicable law, subject to Executive’s execution of any legally required repayment undertaking.

The preceding indemnification right shall be in addition to, and not in lieu of, any rights to indemnification to which Executive may be entitled pursuant to the documents under which the Company is organized as in effect from time to time and shall not apply with respect to any action or failure to act by Executive which constitutes willful misconduct or bad faith on the part of Executive. The indemnification rights of Executive in this Section 17 are referred to below as the “Indemnification Provisions.” The rights of Executive under the Indemnification Provisions shall survive the cessation of Executive’s employment with the Company. The Company shall also maintain a directors’ and officers’ liability insurance policy, or an equivalent errors and omissions liability insurance policy, covering Executive with reasonable scope, exclusions, amounts and deductibles based on Executive’s positions with the Company.

Notwithstanding the foregoing, the Company shall have no obligation to indemnify, defend or hold harmless Executive from and against any liabilities and expenses, or to pay for, or reimburse Executive for, any expenses arising from or relating to (i) Executive’s gross negligence or intentional or willful misconduct, or (ii) actions or claims which are initiated by Executive unless such action was approved in advance by the Board.

*    *    *    *    *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 15th day of July, 2020.

INNERWORKINGS, INC.

By:	/s/ Richard S. Stoddart
Name:	Richard S. Stoddart
Its:	Chief Executive Officer and President

EXECUTIVE

/s/ Oren B. Azar
Oren B. Azar

EXHIBIT A

Employee Inventions and Proprietary Rights Assignment Agreement

employee innovations + proprietary rights

assignment and non-competition agreement

This Agreement is intended to formalize in writing certain understandings and procedures which have been in effect since the time I was initially employed by and/or doing work for InnerWorkings, Inc., (“Company”). In return for my new or continued employment and/or payment for services rendered by Company and other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, I acknowledge and agree that:

1.

Duties; At-Will Employment; No Conflict. I will perform for Company such duties as may be designated by Company from time to time. I agree that my employment and/or independent contractor relationship with Company is for no specified term, and may be terminated by Company at any time, with or without cause, and with or without notice, unless otherwise agreed in writing or provided for by law. Similarly, I may terminate my employment with Company at any time, with or without cause, and with or without notice. During my period of employment by Company, I will devote my best efforts to the interests of Company and will not engage in other employment or in any activities determined by Company to be detrimental to the best interests of Company without the prior written consent of Company.

2.

Prior Work. All previous work done by me for Company relating in any way to the conception, reduction to practice, creation, derivation, design, development, manufacture, sale or support of products or services for Company is the property of Company, and I hereby assign to Company all of my right, title and interest in and to such previous work.

3.	Proprietary Information. My employment and/or independent contractor status creates a relationship of confidence and trust between Company and me with respect to any information:

(a)	Applicable to the business of Company; or

(b)

Applicable to the business of any client or customer of Company, which may be made known to me by Company or by any client or customer of Company, or learned by me in such context during the period of my employment.

All such information has commercial value in the business in which Company is engaged and is hereinafter called “Proprietary Information.” By way of illustration, but not limitation, Proprietary Information includes any and all technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of Company, and includes, without limitation, respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information. “Proprietary Information” also includes proprietary or confidential information of any third party who may disclose such information to Company or to me in the course of Company’s business.

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4.

Ownership and Nondisclosure of Proprietary Information. All Proprietary Information is the sole property of Company, Company’s assigns, and Company’s customers, and Company, Company’s assigns and Company’s customers shall be the sole and exclusive owner of all patents, copyrights, mask works, trade secrets and other rights in the Proprietary Information. I hereby do and will assign to Company all rights, title and interest I may have or acquire in the Proprietary Information. At all times, both during my employment by Company and after termination of such employment, I will keep in confidence and trust all Proprietary Information, and I will not use or disclose any Proprietary Information or anything directly relating to Proprietary Information without the written consent of Company, except as may be necessary in the ordinary course of performing my duties as an employee of Company.

5.

Ownership and Return of Materials. All materials (including, without limitation, documents, drawings, models, apparatus, sketches, designs, lists, and all other tangible media of expression) furnished to me by Company shall remain the property of Company. Upon termination of my employment and/or independent contractor status, or at any time on the request of Company before termination, I will promptly (but no later than five (5) days after the earlier of said termination or Company’s request): (1) destroy or deliver to Company, at Company’s option, (a) all materials furnished to me by Company, and (b) all tangible media of expression which are in my possession and which incorporate any Proprietary Information or otherwise relate to Company’s business; and (2) deliver to Company written certification of my compliance with my obligations under this sentence.

6.

Innovations. As used in this Agreement, the term “Innovations” means all processes, machines, manufactures, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), moral rights, mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws), and all other subject matter protectable under patent, copyright, moral right, mask work, trademark, trade secret or other laws, and includes without limitation all new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software, and designs. “Innovations” includes “Inventions,” which is defined to mean any inventions protected under patent laws. The innovations as used in this Agreement only fall under this contract if the innovation is related to any goods or services of in-sourced and/or out-sourced print management services similar to or competitive with the InnerWorkings business model provided by the Company or any subsidiary of the Company, or any other activity directly competitive with the current business activities of the Company or any subsidiary of the Company.

7.

Disclosure of Prior Innovations. I have identified on Exhibit A attached hereto all Innovations, applicable to the business of Company or relating in any way to Company’s business or demonstrably anticipated research and development or business, which were conceived, reduced to practice, created, derived, developed, or made by me prior to my employment with Company (collectively, the “Prior Innovations”), and I represent that such list is complete. I represent that I have no rights in any such Innovations other than those Prior Innovations specified in Exhibit A. If there is no such list on Exhibit A, I represent that I have neither conceived, reduced to practice, created, derived, developed nor made any such Prior Innovations at the time of signing this Agreement.

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8.

Assignment of Innovations; License of Prior Innovations. I hereby agree promptly to disclose and describe to Company, and I hereby do and will assign to Company or Company’s designee my entire right, title, and interest in and to, (a) each of the Innovations (including Inventions), and any associated intellectual property rights, which I may solely or jointly conceive, reduce to practice, create, derive, develop or make during the period of my employment with Company, which either (i) relate, at the time of conception, reduction to practice, creation, derivation, development, or making of such Innovation, to Company’s business or actual or demonstrably anticipated research or development, or (ii) were developed on any amount of Company’s time or with the use of any of Company’s equipment, supplies, facilities or trade secret information, or (iii) resulted from any work I performed for Company, and (b) each of the Innovations which is not an Invention (as demonstrated by me by evidence meeting the clear and convincing standard of proof), and any associated intellectual property rights, which I may solely or jointly conceive, develop, reduce to practice, create, derive, develop, or make during the period of my employment with Company, which are applicable to the business of Company (collectively, the Innovations identified in clauses (a) and (b) are hereinafter the “Company Innovations”). To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by me to Company, I hereby grant to Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest. To the extent any of the rights, title and interest in and to Company Innovations can be neither assigned nor licensed by me to Company, I hereby irrevocably waive and agree never to assert such non-assignable and non-licensable rights, title and interest against Company or any of Company’s successors in interest to such non-assignable and non-licensable rights. I hereby grant to Company or Company’s designees a royalty free, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice all applicable patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Prior Innovations which I incorporate, or permit to be incorporated, in any Company Innovations. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, any Prior Innovations in any Company Innovations without Company’s prior written consent.

9.

Future Innovations. I recognize that Innovations or Proprietary Information relating to my activities while working for Company and conceived, reduced to practice, created, derived, developed, or made by me, alone or with others, within three (3) months after termination of my employment or independent contractor relationship may have been conceived, reduced to practice, created, derived, developed, or made, as applicable, in significant part while employed by or working for Company. Accordingly, I agree that such Innovations and Proprietary Information shall be presumed to have been conceived, reduced to practice, created, derived, developed, or made, as applicable, during my employment or independent contractor relationship with Company and are to be promptly assigned to Company unless and until I have established the contrary by written evidence satisfying the clear and convincing standard of proof.

10.	Cooperation in Perfecting Rights to Proprietary Information and Innovations.

(a)

I agree to perform, during and after my employment and/or independent contractor status, all acts deemed necessary or desirable by Company to permit and assist Company, at Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Proprietary Information and Innovations assigned or licensed to, or whose rights are irrevocably waived and shall not be asserted against, Company under this Agreement. Such acts

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may include, but are not limited to, execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Proprietary Information or Innovations.

(b)

In the event that Company is unable for any reason to secure my signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Proprietary Information (including improvements thereof) or any Innovations (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations thereof), I hereby irrevocably designate and appoint Company and Company’s duly authorized officers and agents as my agents and attorneys-in-fact to act for and on my behalf and instead of me, (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Proprietary Information, or Innovations, all with the same legal force and effect as if executed by me.

11.

No Violation of Rights of Third Parties. My performance of all the terms of this Agreement and as an employee or independent contractor of Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior to my employment or independent contractor relationship with Company, and I will not disclose to Company, or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or others. I am not a party to any other agreement which will interfere with my full compliance with this Agreement. I agree not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

12.

Survival. This Agreement (a) shall survive my employment or independent contract with Company; (b) does not in any way restrict my right or the right of Company to terminate my employment or independent contractor relationship at any time, for any reason or for no reason; (c) inures to the benefit of successors and assigns of Company; and (d) is binding upon my heirs and legal representatives.

13.	Covenant Not to Compete or Solicit.

(a)

I will not during the Non-Compete Period (as defined below), other than on behalf of Company, directly or indirectly, without the prior written consent of Company, engage anywhere in the Geographic Area (as defined below) in (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), or have any ownership interest in (except for passive ownership of five percent (5%) or less of any entity whose securities have been registered under the Securities Act of 1933 or Section 12 of the Securities Exchange Act of 1934), or participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in a “competing business purpose.” The term “competing business purpose” shall mean any goods or services of in-sourced

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and/or out-sourced print management services similar to or competitive with the InnerWorkings business model provided by the Company or any subsidiary of the Company, or any other activity directly competitive with the current business activities of the Company or any subsidiary of the Company. The Non-Compete Period shall begin on the date of this Agreement (the “Effective Date”) and shall end twelve (12) months after the termination of my employment or independent contractor relationship.

(b)

I will not during the Non-Compete Period, without the prior written consent of Company, directly or indirectly (i) induce or attempt to induce any customer, supplier, licensee, or business relation of Company to cease doing business with Company, or in any way interfere with the relationship between Company and any customer, supplier, licensee, or business relation of Company or (ii) solicit the business of any customer of Company, whether or not I have or had personal contact with such entity, for the purpose of engaging in a competing business purpose.

(c)

During the Non-Compete Period, I will not induce or attempt to induce any customer, potential customer, supplier, licensee, licensor or business relation of the Company, with which I have had direct contact within the twelve months preceding my termination date, to cease doing business with the Company.

(d)

Other than on behalf of the Company, during the Non-Compete Period, I will not solicit or accept business that is competitive of Company from any customer or prospect with which I have had contact during the twelve month period preceding my termination.

(e)

During the Non-Compete Period, I will not, directly or indirectly, without the prior written consent of Company, solicit, encourage, hire or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any employee of Company or any subsidiary of Company to terminate his or her employment with Company or any subsidiary of Company.

(f)	The Geographic Area shall mean (i) the United States and (ii) anywhere in the world outside the United States where Company or any subsidiary of Company conducts business.

14.

Separate Covenants. I understand that the covenants contained in Section 13 shall be construed as a series of separate covenants, one for each county, city, state, or any similar subdivision in the Geographic Area. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of Section 13 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law.

15.

Injunctive Relief. A breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to Company for which there will be no adequate remedy at law, and Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).

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16.

Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when delivered personally; (b) by overnight courier, upon written verification of receipt; (c) by telecopy or facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to me shall be sent to any address in Company’s records or such other address as I may specify in writing. Notices to Company shall be sent to Company’s Human Resources Department or to such other address as Company may specify in writing.

17.

Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of Illinois, as such laws are applied to agreements entered into and to be performed entirely within Illinois between Illinois residents. Each of the parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in Illinois, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in Illinois, such personal jurisdiction shall be nonexclusive.

18.

Severability. If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, (i) that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and (ii) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

19.

Waiver; Amendment; Modification. The waiver by Company of a term or provision of this Agreement, or of a breach of any provision of this Agreement by me, shall not be effective unless such waiver is in writing signed by Company. No waiver by Company of, or consent by Company to, a breach by me, will constitute a waiver of, consent to or excuse of any other or subsequent breach by me. This Agreement may be amended or modified only with the written consent of both me and Company. No oral waiver, amendment or modification shall be effective under any circumstances whatsoever.

20.	Entire Agreement. This Agreement represents my entire understanding with Company with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral.

I certify and acknowledge that I have carefully read all of the provisions of this Employee Innovations and Proprietary Rights Assignment and Non-Competition Agreement and that I understand and will fully and faithfully comply with such provisions.

employee or contractor:

By:

Printed Name:

Date:

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exhibit a

prior innovations

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